                                                                      EXHIBIT 99

[LOGO]
                                                          N E W S  R E L E A S E

                                                                   June 21, 2001

CONTACTS:
James S. Marlen, Chairman, President and Chief Executive Officer
Gary Wagner, Senior Vice President, Chief Financial Officer
Telephone: 626-683-4000


                    AMERON'S POSITIVE MOMENTUM CONTINUES WITH
                        STRONG SECOND-QUARTER PERFORMANCE


         PASADENA, Calif.-- Ameron International Corporation (NYSE: AMN) today reported earnings of $1.78 per diluted share for the second quarter ended May 31, 2001, on sales of $143.7 million. For the same period in 2000, earnings totaled $1.55 per share on sales of $140.2 million.

         Earnings for the six months ended May 31, 2001 totaled $2.20 per share on sales of $265.3 million, compared to $1.79 per share on sales of $261.5 million for the first half of 2000.

         James S. Marlen, Ameron's Chairman, President and Chief Executive Officer, commented, "Ameron continues to perform well relative to both 2000 and to our 2001 expectations. The Water Transmission Group is accelerating because of increased demand. The Performance Coatings & Finishes business improved, and the Fiberglass-Composite Pipe Group continues to benefit from the strength of oil-related demand."

         Water Transmission's profits increased in the second quarter on lower sales than in the same period in 2000 because of a change in project and product mix. As expected, backlog increased from $51 million at the beginning of the year to $121 million at the end of May 2001. Although a sizable portion of the backlog will be converted to sales in 2002, the current level of orders bodes well for the remainder of 2001.

         Fiberglass-Composite Pipe's profits remained flat on higher sales during the second quarter. The demand for oil field piping remained unabated, and shipments of large-diameter fiberglass pipe for a water project in California began during the quarter. Sales to industrial markets declined, reflecting the general economic slowdown. Profits remained flat because of uneven plant utilization associated with declining industrial sales. The outlook for Fiberglass-Composite Pipe remains positive because of the demand for oil field piping.


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         The Performance Coatings & Finishes business had higher sales and correspondingly higher profits than in the second quarter of 2000. Sales of protective coatings for use in petrochemical and rail markets increased, but sales of industrial finishes slowed because of weaker economic conditions in the U.K., Australia and New Zealand.

         The Infrastructure Products Group had slightly higher sales and lower profits in the second quarter of 2001, compared to the same period in 2000. Profits were lower because of the start-up costs associated with a new pole plant in Alabama and initial development costs for an expansion of Ameron's principal rock quarry in Hawaii. Ameron's Alabama pole plant will produce state-of-the-art, decorative, concrete lighting poles for sale to the major markets in the Southeast.

         James Marlen continued, "We are pleased with the performance of Ameron's businesses in the second quarter, and we remain optimistic regarding the remainder of 2001."

         Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange
(AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait, Egypt and Mexico.

         CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: ANY STATEMENTS IN THIS REPORT THAT REFER TO AMERON'S ESTIMATED OR ANTICIPATED FUTURE RESULTS ARE FORWARD-LOOKING AND REFLECT THE COMPANY'S CURRENT ANALYSIS OF EXISTING TRENDS AND INFORMATION. ACTUAL RESULTS MAY DIFFER FROM CURRENT EXPECTATIONS BASED ON A NUMBER OF FACTORS AFFECTING AMERON'S BUSINESSES, INCLUDING COMPETITIVE CONDITIONS AND CHANGING MARKET SITUATIONS. MATTERS AFFECTING THE ECONOMY GENERALLY, INCLUDING THE STATE OF ECONOMIES WORLDWIDE, CAN AFFECT AMERON'S RESULTS. FORWARD-LOOKING STATEMENTS REPRESENT THE COMPANY'S JUDGMENT ONLY AS OF THE DATE OF THIS REPORT. SINCE ACTUAL RESULTS COULD DIFFER MATERIALLY, THE READER IS CAUTIONED NOT TO RELY ON THESE FORWARD-LOOKING STATEMENTS. MOREOVER, AMERON DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.


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                        Ameron International Corporation
                        Consolidated Statements of Income
                          Second Quarter Ended May 31,
                      (In thousands, except per share data)
                                   (Unaudited)


                                                  2001            2000
                                               ---------       ---------
Sales                                          $ 143,670       $ 140,171
Cost of Sales                                   (108,904)       (102,975)
                                               ---------       ---------
Gross Profit                                      34,766          37,196

Selling, General and Administrative Expenses     (26,943)        (31,752)
Royalty, Equity and Other Income                   4,876           5,620
                                               ---------       ---------
Income before Interest and Income Taxes           12,699          11,064

Interest Expense, Net                             (2,873)         (2,812)
                                               ---------       ---------
Income before Income Taxes                         9,826           8,252
Provision for Income Taxes                        (2,752)         (2,063)
                                               ---------       ---------
Net Income                                     $   7,074       $   6,189
                                               =========       =========

Net Income Per Diluted Share                   $    1.78       $    1.55
                                               =========       =========

Cash Dividends Paid Per Share                  $     .32       $     .32
                                               =========       =========


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

                        Ameron International Corporation
                        Consolidated Statements of Income
                            Six Months Ended May 31,
                      (In thousands, except per share data)
                                   (Unaudited)


                                                  2001            2000
                                               ---------       ---------
Sales                                          $ 265,275       $ 261,536
Cost of Sales                                   (200,610)       (196,287)
                                               ---------       ---------
Gross Profit                                      64,665          65,249

Selling, General and Administrative Expenses     (53,441)        (58,894)
Royalty, Equity and Other Income                   6,684           9,253
                                               ---------       ---------
Income before Interest and Income Taxes           17,908          15,608

Interest Expense, Net                             (5,888)         (6,088)
                                               ---------       ---------
Income before Income Taxes                        12,020           9,520
Provision for Income Taxes                        (3,366)         (2,380)
                                               ---------       ---------
Net Income                                     $   8,654       $   7,140
                                               =========       =========

Net Income Per Diluted Share                   $    2.20       $    1.79
                                               =========       =========

Cash Dividends Paid Per Share                  $     .64       $     .64
                                               =========       =========


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                        Ameron International Corporation
                 Condensed Consolidated Statements of Cash Flows
                            Six Months Ended May 31,
                                 (In thousands)
                                   (Unaudited)


                                                  2001            2000
                                               ---------       ---------
Operating Activities
  Net Income                                   $   8,654       $   7,140
  Adjustments to Reconcile Net Income
    to Net Cash from by Operations                11,180          11,016
  Changes in Operating Assets
    and Liabilities                              (11,523)        (24,590)
                                               ---------       ---------
Net Cash Provided by (Used In) Operations          8,311          (6,434)

Investing Activities
  Proceeds from Sale of Assets                       221             481
  Additions to Property, Plant
    and Equipment                                (12,467)         (8,922)
                                               ---------       ---------
Net Cash Used in Investing Activities            (12,246)         (8,441)

Financing Activities
  Short and Long-Term Borrowings, Net              8,708          13,471
  Dividends on Common Stock                       (2,477)         (2,552)
  Issuance of Common Stock                           111               -
  Purchase of Treasury Stock                          13            (934)
                                               ---------       ---------
Net Cash Provided By Financing Activities          6,355           9,985

Effect of Exchange Rate Changes on
  Cash and Cash Equivalents                         (100)            221
                                               ---------       ---------
Net Change in Cash and Cash Equivalents        $   2,320       $  (4,669)
                                               =========       =========


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                        Ameron International Corporation
                           Consolidated Balance Sheets
                                 (In thousands)


                                                MAY 31,
                                                  2001         NOVEMBER 30,
                                               (UNAUDITED)         2000
                                                ---------       ---------
ASSETS
Current Assets
  Cash and Cash Equivalents                    $  13,834       $  11,514
  Receivables, Net                               137,792         139,961
  Inventories                                     88,216          82,470
  Other Current Assets                            30,288          30,025
                                                ---------       ---------
    Total Current Assets                         270,130         263,970
Investments and Advances -
  Joint Ventures                                  21,294          21,773
Property, Plant and Equipment, Net               147,661         145,196
Other Assets                                      50,676          47,510
                                                ---------       ---------
  Total Assets                                 $ 489,761       $ 478,449
                                                =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-Term Borrowings                        $   5,069       $   5,001
  Current Portion of Long-Term Debt                8,832           8,848
  Trade Payables                                  46,839          41,127
  Accrued Liabilities                             48,453          58,265
  Income Taxes Payable                            15,061          15,103
                                                ---------       ---------
    Total Current Liabilities                    124,254         128,344
Long-Term Debt, Less Current Portion             148,666         140,718
Other Long-Term Liabilities                       29,062          26,957
                                                ---------       ---------
  Total Liabilities                              301,982         296,019
Stockholders' Equity
  Common Stock                                    13,015          13,007
  Additional Paid-In Capital                      19,212          17,857
  Retained Earnings                              230,797         224,620
  Accumulated Other Comprehensive Loss           (26,586)        (24,382)
  Treasury Stock                                 (48,659)        (48,672)
                                                ---------       ---------
    Total Stockholders' Equity                   187,779         182,430
                                                ---------       ---------
  Total Liabilities and Stockholders' Equity   $ 489,761       $ 478,449
                                                =========       =========


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